Exhibit 99.1

CONTACTS:	Dennis M. Oates	Michael D. Bornak	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS SECOND QUARTER 2013 RESULTS

- Posts Net Sales of $42.9 Million and Net Income of $0.06 per Diluted Share

BRIDGEVILLE, PA, July 31, 2013 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the second quarter of 2013 were $42.9 million compared with $67.9 million in the second quarter of 2012 and $49.1 million in the first quarter of 2013, primarily due to lower shipment volumes.

Compared with the first quarter of 2013, tons shipped to the aerospace market remained level, while tons shipped to the power generation, oil and gas, and heavy equipment markets were lower by 8%, 19%, and 5%, respectively, reflecting weaker demand in those end markets.

Operating income for the second quarter of 2013 was $0.4 million compared with $7.3 million in the second quarter of 2012 and $0.2 million in the first quarter of 2013. The Company’s second quarter 2013 operating income was negatively impacted by a severance charge of $0.4 million related to the departure of a senior executive.

Net income for the second quarter of 2013 was $0.5 million, or $0.06 per diluted share, compared with $4.5 million, or $0.62 per diluted share, in the second quarter of 2012, and $0.04 million, or $0.01 per diluted share, in the first quarter of 2013. The Company’s first and second quarter 2013 results were favorably impacted by tax benefits of $0.6 million and $0.8 million, respectively, as a result of favorable state tax apportionment factors as well as research and development tax credits. The tax benefit in the second quarter of 2013 represented approximately $0.11 per diluted share, which favorably impacted the Company’s second quarter net income.

For the first six months of 2013, net sales were $92.0 million and net income was $0.5 million, or $0.06 per diluted share. That compares with net sales of $142.5 million and net income of $10.8 million, or $1.48 per diluted share, in the first six months of 2012. Shipment volume for the first six months of 2013 decreased 33% from the first six months of 2012.

Chairman, President and CEO Dennis Oates commented: “Demand and volumes were lower than anticipated in the second quarter as supply channel destocking continued and declining nickel prices and short industry lead-times encouraged customers to delay new orders. While we saw a pick-up in order entry volume for the quarter and are encouraged that our backlog was up 5% from the end of the first quarter, normal channel demand has not yet returned, even adjusting for the slow summer months.”

“Despite our lower shipment volume, our gross margin improved to 12.4% of sales in the second quarter from 9.5% of sales in the first quarter. With the lower volumes, management enacted aggressive cost control measures and flexed production levels to these market conditions. The margin improvement also reflects the fact that some of the major start-up costs at our North Jackson facility are now behind us.”

“The addition of our North Jackson operation two years ago launched our strategic plan to move to higher margin premium alloys. We made further progress in that plan in the second quarter by achieving required heat treat accreditation for the balance of our facilities. This is essential for reaching our next objective, which is to win approvals of our processes and products from leading OEMs in aerospace and oil and gas, which also progressed in the quarter.”

“Although it is difficult to pinpoint when channel demand will fully recover, the longer-term outlook for our end markets remains strong and it is generally expected that demand will begin to gain traction in the fourth quarter. In the meantime, we are continuing to move forward with our plan to position Universal to capture broader and higher margin opportunities in our end markets.”

Despite these market conditions, during the second quarter and first six months of 2013, the Company generated positive cash flow from operations of $5.3 million and $9.7 million, respectively, compared with a use of cash of $0.5 million and $4.3 million for the second quarter and first six months of 2012, respectively. Capital expenditures for the first six months of 2013 were $7.0 million compared to $20.1 million for the first six months of 2012. Backlog at June 30, 2013 was $49.2 million compared with $46.6 million at March 31, 2013 and $51.7 million at December 31, 2012. At June 30, 2013, the Company reduced its total debt by $1.3 million to $103.4 million from March 31, 2013.

Webcast

The Company has scheduled a conference call for today, July 31, at 10:00 a.m. (Eastern) to discuss second quarter 2013 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2013.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales
Stainless steel	$32,193	$52,286	$67,670	$112,412
Tool steel	5,118	6,565	10,102	10,870
High-strength low alloy steel	3,865	5,841	10,458	12,079
High-temperature alloy steel	805	1,728	2,075	4,169
Conversion services and other sales	906	1,446	1,717	2,950

Total net sales	42,887	67,866	92,022	142,480

Cost of Products Sold
Material cost of products sold	22,477	33,759	49,180	71,028
Operating cost of products sold	11,645	19,639	25,736	39,930
Depreciation expense	3,457	2,898	7,152	5,677

Total cost of products sold	37,579	56,296	82,068	116,635

Gross margin	5,308	11,570	9,954	25,845

Selling, general and administrative expenses	4,513	4,145	8,992	8,728
Severance expenses	356	118	356	118

Operating income	439	7,307	606	16,999

Interest expense	(837)	(618)	(1,526)	(1,322)
Other income	35	38	63	61

(Loss) income before income taxes	(363)	6,727	(857)	15,738

(Benefit) provision for income taxes	(841)	2,222	(1,375)	4,947

Net income	$478	$4,505	$518	$10,791

Net income per common share – Basic	$0.07	$0.66	$0.07	$1.57

Net income per common share – Diluted *	$0.06	$0.62	$0.06	$1.48

Weighted average shares of common stock outstanding
Basic	6,940,831	6,863,904	6,934,182	6,856,310
Diluted	7,485,405	7,465,260	7,494,125	7,445,391

*	Diluted earnings per common share have been adjusted for interest expense, net of tax on convertible notes of ($32) and $104 for the three months ended June 30, 2013 and 2012, respectively, and by ($65) and $212 for the six months ended June 30, 2013 and 2012, respectively.

MARKET SEGMENT INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales
Service centers	$29,103	$41,804	$61,612	$83,460
Forgers	4,433	9,149	11,062	22,868
Rerollers	5,578	10,426	11,080	21,422
Original equipment manufacturers	2,867	5,041	6,551	11,780
Conversion services and other sales	906	1,446	1,717	2,950

Total net sales	$42,887	$67,866	$92,022	$142,480

Tons shipped	8,559	13,277	18,185	27,311

MELT TYPE INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales
Specialty alloys	$40,097	$64,668	$86,219	$134,165
Premium alloys *	1,884	1,752	4,086	5,365
Conversion services and other sales	906	1,446	1,717	2,950

Total net sales	$42,887	$67,866	$92,022	$142,480

END MARKET INFORMATION **

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales
Aerospace	$24,990	$33,721	$50,725	$70,892
Heavy equipment	5,518	6,565	11,034	10,870
Oil & gas	4,484	14,133	10,776	29,692
Power generation	4,531	8,188	10,290	19,384
General industrial, conversion services and other sales	3,364	5,259	9,197	11,642

Total net sales	$42,887	$67,866	$92,022	$142,480

*	Premium alloys represents all VIM-produced products.
**	End market information is our estimate based upon customers and grade of material sold that will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012

Assets

Cash	$733	$321
Accounts receivable, net	24,290	24,781
Inventory, net	95,148	95,749
Deferred income taxes	9,562	22,739
Refundable income taxes	2,264	1,594
Other current assets	3,562	2,246

Total current assets	135,559	147,430
Property, plant and equipment, net	205,856	206,150
Goodwill	20,268	20,268
Other long-term assets	2,575	2,418

Total assets	$364,258	$376,266

Liabilities and Stockholders’ Equity

Accounts payable	$14,071	$10,610
Accrued employment costs	3,892	4,671
Current portion of long-term debt	3,000	1,500
Other current liabilities	1,218	735

Total current liabilities	22,181	17,516
Long-term debt	100,440	105,242
Deferred income taxes	41,224	55,227

Total liabilities	163,845	177,985
Stockholders’ equity	200,413	198,281

Total liabilities and stockholders’ equity	$364,258	$376,266

CONSOLIDATED STATEMENTS OF CASH FLOW

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net income	$518	$10,791
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,279	6,847
Deferred income tax	(826)	10,340
Share-based compensation expense, net of tax benefit	805	672
Changes in assets and liabilities:
Accounts receivable, net	491	(6,293)
Inventory, net	(57)	(18,749)
Accounts payable	2,612	(4,825)
Accrued employment costs	(779)	(2,575)
Income taxes	(670)	(1,222)
Other, net	(715)	681

Net cash provided by (used in) operating activities	9,658	(4,333)

Investing activity:
Purchase of property, plant and equipment, net of amount included in accounts payable	(6,149)	(16,196)

Net cash used in investing activities	(6,149)	(16,196)

Financing activities:
Borrowings under revolving credit facility	45,854	78,664
Payments on revolving credit facility	(49,156)	(38,583)
Payment on term loan facility	—	(20,000)
Proceeds from stock options exercised	613	770
Payment of financing costs	(487)	(348)
Purchase of treasury stock	(38)	(233)
Tax benefit from share-based compensation expense	117	165

Net cash (used in) provided by financing activities	(3,097)	20,435

Net increase (decrease) in cash	412	(94)
Cash at beginning of period	321	274

Cash at end of period	$733	$180

Supplemental Non-Cash Investing Activity:
Purchase of property, plant and equipment included in accounts payable	$849	$3,865